SECURITY AGREEMENT


     SECURITY AGREEMENT, dated as of June 2, 1998 (the "Security Agreement"), entered into by and between GOLDEN BOOKS PUBLISHING COMPANY, INC. (together with its successors and assigns, the "Company"), and MARINE MIDLAND BANK, as the Trustee under the Indenture (defined below) and Collateral Agent and secured party hereunder, for its benefit and the ratable benefit of the holders (the "Holders") of the Notes (defined below) (together with its successors and assigns, in such capacity, the "Collateral Agent"). This Security Agreement is being entered into in connection with, pursuant to and as collateral security for the debts, liabilities and obligations arising under or with respect to the Indenture and the Notes.

     NOW, THEREFORE, in consideration of the premises and the covenants set forth herein and in the Indenture, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.1 DEFINED TERMS. As used herein, capitalized terms defined in the Indenture and not otherwise defined herein shall have the meanings ascribed to them in the Indenture. All terms defined in the UCC (defined below) and not otherwise defined herein or in the Indenture shall have the meanings assigned to them in the UCC.

     "Accounts Receivable" shall have the meaning ascribed to it by the UCC.

     "Chattel Paper" shall have the meaning ascribed to it by the UCC.

     "Christmas Classics" shall have the meaning ascribed to it in Schedule 1.1(a) attached hereto.

     "Collateral" shall have the meaning ascribed to it in Article II hereof.

     "Copyrights" shall mean all of the Company's proprietary rights, in whole or in part, related to Christmas Classics, Lone Ranger and Underdog; all copyrights, in whole or in part, related to Christmas Classics, Lone Ranger and Underdog, whether registered or unregistered, and whether or not the underlying works of authorship have been published, and all works of authorship and other rights therein or derived therefrom, and all Records relating thereto; and all right, title and interest to make and exploit all derivative works based upon or adopted from works, now owned or hereafter acquired, covered by such copyright, copyright registrations, copyright applications and proprietary rights, and any renewals or extensions thereof, including, without limitation, (a) the right to print, reproduce, publish and distribute any of the foregoing, (b) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (c) all income, royalties, damages and other payments now or hereafter due and/or payable with respect thereto (including, without limitation, payments under all agreements and contracts entered into in connection therewith, and damages and payments for past or future infringements thereof), and (d) all rights of the Company corresponding thereto throughout the world and all other rights of any kind whatsoever of the Company accruing thereunder or pertaining thereto.

     "Copyright Licenses" shall mean, with respect to the Company, all agreements and contracts with any other Person in connection with or referring to, in whole or in part, any of the Copyrights, now owned or hereafter acquired, throughout the world, subject, in each case, to the terms of such agreements and contracts.

     "Disney" shall mean Disney Licensed Publishing, Inc., doing business as Disney Licensed Publishing.

     "Distribution Center" shall have the meaning ascribed to it in Paragraph 2.1(a)(iii).

     "Documents" shall have the meaning ascribed to it by the UCC.

     "Equipment" shall have the meaning ascribed to it by the UCC.

     "First Lien Eligible Assets" shall mean the Eligible Assets related to Christmas Classics, Lone Ranger and Underdog.

     "Goods" shall have the meaning ascribed to it by the UCC.

     "Governmental Authority" shall mean any agency, instrumentality, department, commission, court, tribunal or board of any government, whether foreign or domestic and whether national, federal, state, provincial or local.

     "Headquarters" shall have the meaning ascribed to it in Paragraph
2.1(a)(v).

     "Headquarters Lease" shall mean the Lease between Paramount Group, Inc., as agent for 888 7th Avenue Associates Limited Partnership and Golden Books Family Entertainment, Inc. dated as of December 24, 1996.

     "Indenture" shall mean the Indenture, dated September 15, 1992, between the Company and Marine Midland Bank, as trustee thereunder, relating to the Notes, as amended or supplemented from time to time in accordance with its terms, including the Second Supplemental Indenture thereto dated as of the Effective Date.

     "Inventory" shall have the meaning ascribed to it by the UCC.



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

     "License Agreement" shall mean that certain Licensed Book Publishing Agreement, dated September 26, 1997, between Disney and the Company.

     "Lone Ranger" shall have the meaning ascribed to it in Schedule 1.1(b) hereto.

     "Manufacturing Facility" shall have the meaning ascribed to it in Paragraph 2.1(a)(iv).

     "Notes" shall mean the 7.65% Senior Notes Due 2002 of the Company issued in accordance with the Indenture.

     "Obligations" shall mean the Company's and the Parent Guarantor's Obligations under the Indenture, the Notes and the Collateral Agreements.

     "Permitted Lien Collateral" shall mean the items of First Lien Collateral listed in Sections 2.1(a)(ii), (iii), (iv) and (v) hereof together with the Second Lien Collateral.

     "Person" or "person" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Records" shall mean all of the present and future books of account of every kind or nature of the Company, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of the Company with respect to the foregoing maintained with or by any other Person).

     "Requisite Holders" shall mean the Holder or Holders of at least a majority in principal amount of the outstanding Notes, unless otherwise provided in Article Eight of the Indenture.

     "Restricted Collateral" shall mean any Inventory owned by the Company which, upon the sale of such Inventory, results in an obligation of the Company to pay a royalty to Disney under the License Agreement.

     "Second Lien Eligible Assets" shall mean all Eligible Assets other than First Lien Eligible Assets.

     "Secured Parties" shall mean the collective reference to the Collateral Agent and each Holder.

     "Trademarks" shall mean all trademarks, service marks, trade names, trade dress or other indicia of trade origin, in whole or in part, trademark and service mark registrations, and



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

applications for trademark or service mark registrations and any renewals thereof, and all Records relating thereto, throughout the world, now owned or hereafter acquired, related to Christmas Classics, Lone Ranger and Underdog, including, without limitation, (a) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof,
(b) all income, royalties, damages and other payments now or hereafter due and/or payable with respect thereto (including, without limitation, payments under all agreements and contracts entered into in connection therewith, and damages and payments for past or future infringements thereof), and (c) the right to use and register and all rights corresponding thereto and all other rights of any kind whatsoever of the Company accruing thereunder or pertaining thereto, together, in each case, with the goodwill of the business connected with the use of, and symbolized by, each such trademark, service mark, trade name, trade dress or other indicia of trade origin. Solely for the avoidance of doubt, the term "Trademarks" as used herein shall not include any trademarks, service marks, trade names, trade dress or other indicia of origin that are used solely to identify the Company, including, but not limited to, GOLDEN BOOKS, the G Design and the distinctive gold spine.

     "Trademark Licenses" shall mean, with respect to the Company, all agreements and contracts with any other Person in connection with or referring to, in whole or in part, any of the Trademarks, now owned or hereafter acquired, throughout the world, subject, in each case, to the terms of such agreements and contracts.

     "UCC" shall mean the Uniform Commercial Code as in effect from time to time in the State of New York, PROVIDED that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the Security Interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect on or after the date hereof in any other jurisdiction, "UCC" means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy.

     "Underdog" shall have the meaning ascribed to it in Schedule 1.1(c) hereto.

                                   ARTICLE II

                           GRANT OF SECURITY INTERESTS

     2.1 SECURITY INTEREST.

     (a) As security for the prompt and complete payment and performance in full of the principal of, premium, if any, and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, purchase, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest, if any, to the extent such premium or interest is permitted by law, on the Notes and the performance of all other Obligations, the Company hereby grants to the Collateral Agent, for the benefit of itself and the Holders, a security interest in and continuing first priority Lien on, all of its right, title and



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

interest in, to and under the following, in each case, whether now owned or existing or hereafter acquired or arising, and wherever located (all of which is defined as the "First Lien Collateral"):

     (i) the Copyrights, Copyright Licenses, Trademarks, Trademark Licenses, and all proprietary rights in and to all products and proceeds therefrom, except the Copyright Licenses and Trademark Licenses listed in Schedule 2.1(a)(i);

     (ii) the First Lien Eligible Assets, and all products and proceeds therefrom;

     (iii) personal property (other than Second Lien Collateral) and fixtures owned by the Company located at the Company's distribution center in Crawfordsville, Indiana, on the land more particularly described in Exhibit A hereto (the "Distribution Center"), including, but not limited to, any Equipment or Goods, all items listed on Schedule 2.1(a)(iii) and all excess cash proceeds held by the Collateral Agent pursuant to section 1.05 or section 1.13 of the Mortgage, and all products and proceeds therefrom;

     (iv) personal property (other than Second Lien Collateral) and fixtures owned by the Company located at the Company's manufacturing facility in Racine, Wisconsin, on the land more particularly described in Exhibit B hereto (the "Manufacturing Facility"), including, but not limited to, any Equipment or Goods and all items listed on Schedule 2.1(a)(iv), and all products and proceeds therefrom; and

     (v) personal property (other than Second Lien Collateral) and fixtures owned by the Company located at the Company's and its Parent's headquarters in New York City, on the land more particularly described in Exhibit C hereto (the "Headquarters"), including, but not limited to, any Equipment or Goods and all items listed on Schedule 2.1(a)(v), and all products and proceeds therefrom;

PROVIDED that the security interest and continuing first priority Lien granted to the Collateral Agent by the Company with respect to the items of the First Lien Collateral listed in Sections 2.1(a)(ii), (iii), (iv) and (v) hereof, may be subject to Permitted Liens (as defined in the Indenture) other than Eligible Credit Facility Liens.

     (b) As further security for the prompt and complete payment and performance in full of the principal of, premium, if any, and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, purchase, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest, if any, to the extent such premium or interest is permitted by law, on the Notes and the performance of all other Obligations, the Company hereby grants to the Collateral Agent, for the benefit of itself and the Holders, a security interest in and continuing second priority Lien (subject to Permitted Liens) on, all of its right, title and interest in, to and under the Second Lien Eligible Assets, in each case whether now owned or existing or hereafter acquired or arising, and wherever located (all of which is defined as the "Second Lien Collateral");



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

PROVIDED, however, (A) such Lien and security interest in the Second Lien Collateral shall be junior in all respects to Eligible Credit Facility Liens of the Lenders in the Second Lien Collateral securing up to $30.0 million aggregate principal amount of borrowings under the Eligible Credit Facilities and their pro rata share of related interest, default interest, expenses, fees and premiums; (B) notwithstanding anything to the contrary contained in this Security Agreement (including, without limitation, Article VI hereof), the Indenture or any other Collateral Agreement, until the Eligible Credit Facility Liens are indefeasibly fully satisfied, released or terminated, the Collateral Agent shall be prohibited from taking any action with respect to any such Eligible Credit Facility Liens or Second Lien Collateral, including, without limitation, attempting to foreclose or realize upon or collect the proceeds of any Second Lien Collateral or otherwise exercising any rights and remedies of any kind or nature whatsoever with respect to any such Eligible Credit Facility Liens or Second Lien Collateral, including, without limitation, (I) any right to seek adequate protection in a bankruptcy proceeding of its interests in the Second Lien Collateral prior to similar action by the Lenders, (II) any right with respect to any such Eligible Credit Facility Liens to object to or participate in the manner of liquidating the Second Lien Collateral, or (III) any right with respect to any such Eligible Credit Facility Liens to claim the benefits of any doctrine of marshaling; and (C) if the claims of the Lenders have not been satisfied in all respects, then any proceeds, consideration or other value received by the Collateral Agent in respect of the aforesaid Second Lien Collateral shall be received in trust for and promptly remitted to the Lenders, except this subparagraph (C) shall not apply with respect to any proceeds, consideration or other value received or to be received by the Collateral Agent (I) under a confirmed plan of reorganization of the Company or
(II) following the consensual release by the Lenders of any such Second Lien Collateral. Nothing in the foregoing shall in any manner alter or abridge the rights and remedies of the Collateral Agent with respect to (x) any other collateral that is pledged to it, (y) the right to file and prosecute a secured or unsecured claim under Section 501 of the United States Bankruptcy Code or similar evidence of indebtedness in an out-of-court or other proceeding with respect to the debt secured by this Lien or any other debt, and (z) the right to defend its interests if challenged.

     Notwithstanding the foregoing proviso, Lenders may at any time modify or amend their agreements (including renewals and extensions) without notice to the Collateral Agent and Holders and without affecting this Paragraph 2.1(b). The Collateral Agent agrees that it shall not contest the validity, perfection, priority or enforceability of the Lenders' Liens and security interests in the Second Lien Collateral, and that this Paragraph 2.1(b) shall be in full force and effect at all times including upon the commencement of and during any bankruptcy proceeding.

     At the request of the Lenders, the Collateral Agent shall enter into a Mortgagee Waiver Letter or similar document substantially in the form of Exhibit D hereto.

     On the Effective Date, the Collateral Agent shall execute and deliver to the Company the Environmental Disclosure Document for Transfer of Real Property and the Acknowledgment and Waiver under the Indiana Responsible Property Transfer Law substantially in the forms of Exhibits E-1 and E-2 hereto, respectively.



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

     Collectively, the First Lien Collateral and the Second Lien Collateral, including, in each case, without limitation, the Substitute Collateral, if any, will be referred to as the "Collateral."

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     The Company hereby represents and warrants to the Collateral Agent, which representations and warranties shall survive execution and delivery of this Security Agreement, as follows:

     3.1 VALIDITY, PERFECTION AND PRIORITY.

     (a) Upon the filing of UCC-1 financing statements in the jurisdictions identified in Schedule 3.1(a), the filing of the Trademark Assignment with the United States Patent and Trademark Office and the filing of the Copyright Assignment with the United States Copyright Office, all of which have been completed as of the date hereof, the security interests in the First Lien Collateral granted to the Collateral Agent hereunder constitute and will constitute valid and continuing first priority perfected security interests therein, superior and prior to all Liens and rights or claims of all other Persons, PROVIDED that the Permitted Lien Collateral may be subject to Permitted Liens, except that First Lien Collateral shall not be subject to Eligible Credit Facility Liens.

     (b) Upon the filing of UCC-1 financing statements in the jurisdictions identified in Schedule 3.1(b), which has been done as of the date hereof, the security interests in the Second Lien Collateral granted to the Collateral Agent hereunder constitute and will constitute valid and continuing second priority perfected security interests therein, superior and prior to all Liens and rights or claims of all other Persons, except Permitted Liens.

     (c) Notwithstanding anything in the Indenture or the Collateral Agreements to the contrary, so long as no Event of Default has occurred and is continuing, the Company need not perfect the Lien on vehicles having a book value of up to $100,000 unless requested to do so by the Collateral Agent.

     3.2 NO LIENS; OTHER FINANCING STATEMENTS.

     (a) Except for the Security Interests granted to the Collateral Agent hereunder and, in the case of the Permitted Lien Collateral, Permitted Liens (except that First Lien Collateral shall not be subject to Eligible Credit Facility Liens), the Company owns and, as to all Collateral whether now existing or hereafter acquired, subject to Section 4.7 hereof and the terms of the Indenture, will continue to own, each item of the Collateral free and clear of all Liens, rights and claims, and the Company shall defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to the

Collateral Agent on the Collateral (other than claims against any Permitted Lien Collateral relating to any Permitted Lien).

     (b) Without limiting the generality of the foregoing subparagraph (a), the Company expressly represents, warrants and covenants that it owns all Equipment and Goods constituting Collateral located at the Distribution Center, the Manufacturing Facility and the Headquarters and each item of personal property listed on Schedules 2.1 (a)(iii), (iv) and (v) and will, subject to Section 4.7 hereof and the terms of the Indenture, continue to own such property and all other personal property hereafter acquired and located at the Distribution Center, the Manufacturing Facility and the Headquarters, free and clear of all Liens (other than Permitted Liens), rights or claims including, without limitation, any Liens, rights or claims based upon an assertion that any item of such property is a fixture or an appurtenance to the premises or otherwise has become property of, or subject to, an interest of a landlord.

     (c) No financing statement or other evidence of any Lien covering or purporting to cover any of the Collateral is on file and is effective in any public office other than (i) financing statements filed or to be filed in connection with the Security Interests granted to the Collateral Agent hereunder, (ii) in the case of the Second Lien Collateral, financing statements filed or to be filed in connection with the Eligible Credit Facility, (iii) in the case of Permitted Lien Collateral, financing statements relating to any Permitted Lien (except that no financing statement regarding Eligible Credit Facility Liens is on file and effective in any public office with respect to First Lien Collateral), and (iv) financing statements for which proper, executed termination statements have been delivered to the Collateral Agent for filing.

     3.3 CHIEF EXECUTIVE OFFICE. The chief executive office of the Company is located at 888 Seventh Avenue, New York, New York 10106-4100. The originals of the Records are located at the chief executive office of the Company, at the Manufacturing Facility and at the Distribution Facility. All Records are maintained at, and controlled and directed (including, without limitation, for general accounting purposes) from the chief executive office or other offices identified on Schedule 3.3 as such.

     3.4 LOCATION OF INVENTORY. All Inventory constituting Collateral is kept only at (or shall be in transit to) the locations listed on Schedule 3.4 hereto. None of such Inventory is in the possession of an issuer of a negotiable document (as defined in Section 7-104 of the UCC) therefor or otherwise in the possession of a bailee or other Person.

     3.5 TRADE NAMES; PRIOR NAMES. The only names under which the Company has conducted business during the last five years are as set forth on Schedule 3.5 hereto.

     3.6 ACCOUNTS RECEIVABLE AND CHATTEL PAPER.

     (a) Each Account Receivable and Chattel Paper constituting Collateral arises from the actual and BONA FIDE sale and delivery of goods by the Company or rendition of services by the Company in the ordinary course of its business.



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

     (b) The representation and warranty contained in this Section shall be deemed to be repeated by the Company as of the time when each respective Account Receivable or Chattel Paper arises.

     3.7 INTELLECTUAL PROPERTY.

     (a) With respect to Schedules 1.1(a), (b) and (c), (i) such schedules set forth all Trademarks of the Company as of the date hereof, (ii) the Trademarks listed in such schedules are valid, in use and in full force and effect, (iii) the Company owns and has good and marketable title to, free and clear of all Liens, all such Trademarks listed in such schedules and (iv) the Company has made or is currently in the process of making, which process shall be complete within three months of the date hereof, all necessary filings and recordations to protect and maintain its interest in such Trademarks listed in such schedules, including, without limitation, all necessary filings and recordings in the United States Patent and Trademark Office and throughout the world. With respect to the Trademark Licenses, (i) such licenses are valid and in full force and effect and (ii) the Company owns and has good and marketable title to such licenses, free and clear of all Liens.

     (b) With respect to Schedules 1.1(a), (b) and (c), (i) such schedules set forth all Copyrights of the Company as of the date hereof, (ii) the Copyrights listed in such schedules are valid, in use and in full force and effect, (iii) the Company owns and has good and marketable title to, free and clear of all Liens, all such Copyrights listed in such schedules and (iv) to the Company's best knowledge, after due inquiry, the Company and its predecessors-in-interest have made all necessary filings and recordations and have complied with all formalities and notice requirements to protect and maintain its interest in such Copyrights listed on such schedules including, without limitation, all necessary filings and recordings in the United States Copyright Office and throughout the world and all formalities and notice requirements set forth in the 1909 and 1976 Copyright Act. With respect to the Copyright Licenses, (i) such licenses are valid and in full force and effect and (ii) the Company owns and has good and marketable title to such licenses, free and clear of all Liens.

     (c) As of the date hereof, each Trademark and Copyright is subsisting, has not been abandoned, and is valid and enforceable throughout the world.

     (d) As of the date hereof, except for the Trademark Licenses and Copyright Licenses, the Company has not made a previous assignment, license, sale, transfer, Lien or agreement constituting a present or future assignment, grant of any rights or encumbrance of any of or on any of such Trademarks or Copyrights throughout the world. Except as identified in Schedule 3.7(d), the Company has not granted any release, covenant not to sue, or non-assertion assurance to any Person with respect to any of the Trademarks, Trademark Licenses, Copyrights or Copyright Licenses.



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

     (e) No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity, registrability or enforceability of any of the Trademarks or Copyrights throughout the world.

     (f) To the Company's best knowledge, after due inquiry, no right or any claim exists that is likely to be made under or against any of the Trademarks or Copyrights throughout the world.

     (g) To the Company's best knowledge, after due inquiry, no claim has been made and is continuing or threatened that the use by the Company of any of the Trademarks or Copyrights is invalid or unenforceable or that the use of such Trademarks or Copyrights does or may violate the rights of any Person throughout the world. To the Company's best knowledge, after due inquiry, there is currently no infringement or unauthorized use of any of the Trademarks or Copyrights throughout the world.

     (h) No action or proceeding is pending (i) seeking to limit, cancel or question the validity of any of the Trademarks or Copyrights throughout the world or (ii) which, if adversely determined, would be reasonably likely to have a material adverse effect on the value of any such Trademarks or Copyrights throughout the world.

     3.8 EQUIPMENT. All Equipment constituting Collateral is owned free and clear of all Liens, except Permitted Liens (other than Eligible Credit Facility Liens), is located only at the locations set forth on Schedule 3.8 hereto and is in good working condition subject only to wear and tear in the ordinary course, all of which is accounted for at the lower of cost or fair market value in accordance with GAAP on the financial statements of the Company.

     3.9 BASIC REPRESENTATIONS AND WARRANTIES. The Company (a) is duly organized and validly existing in good standing under the laws of the jurisdiction of its formation or other jurisdiction in which it is qualified to do business; (b) has the power and authority to execute, deliver and carry out the terms and provisions of this Security Agreement and consummate the transactions contemplated hereby; (c) has taken all necessary action to authorize the execution, delivery and performance of this Security Agreement and the consummation of the transactions contemplated hereby; and (d) has duly executed and delivered this Security Agreement. This Security Agreement constitutes the Company's legal, valid and binding obligation, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability. Except as set forth on Schedule 3.9 hereto, no consent of any lender, security holder of the Company or other Person is required for the Company to enter into and deliver this Security Agreement or to consummate the transactions contemplated hereby (other than consents which have been duly obtained) nor do the Certificate of Incorporation or By-Laws of the Company or any contract, agreement, license, lease, commitment, mortgage or other instrument to which the Company is bound or affecting any of its respective properties or leasehold interests conflict with or restrict the execution and delivery of this Security Agreement or the consummation of the transactions contemplated hereby.



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

                                   ARTICLE IV

                                    COVENANTS

     The Company covenants and agrees with the Collateral Agent that from and after the date of this Security Agreement:

     4.1 FURTHER ASSURANCES. The Company will from time to time at its own expense, promptly execute, deliver, file and record all further instruments, endorsements and other documents, and take such further action consistent with the terms of this Security Agreement, the Indenture and the other Collateral Agreements, as may be required by law for the Collateral Agent to obtain, or as the Collateral Agent may deem necessary in obtaining, the full benefits of this Security Agreement and of the rights, remedies and powers herein granted, including, without limitation, the following:

          (a) the filing of any financing statements, in form reasonably acceptable to the Collateral Agent, under the Uniform Commercial Code in effect in any jurisdiction with respect to the Liens and security interests granted hereby (and the Company hereby authorizes the Collateral Agent to file any such financing statement without its respective signature to the extent permitted by applicable law);

          (b) furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail and in form reasonably satisfactory to the Collateral Agent;

          (c) execute and deliver the Trademark Assignment and cause it to be duly filed with the United States Patent and Trademark Office;

          (d) execute and deliver the Copyright Assignment and cause it to be duly filed with the United States Copyright Office;

          (e) execute and deliver any other trademark security agreement relating to Trademarks and Trademark Licenses and cause it to be perfected outside the United States; and

          (f) execute and deliver any other copyright security agreement relating to Copyrights and Copyright Licenses and cause it to be perfected outside the United States.

               Notwithstanding the foregoing, the Company acknowledges its own obligation, independent of any request by the Collateral Agent, to maintain (i) with respect to the First Lien Collateral, valid and continuing first priority perfected security interests, superior to all Liens and rights or claims of all other Persons, and (ii) with respect to the Second Lien Collateral, valid and continuing second priority perfected security interests,



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

          superior to all Liens and rights or claims of all other Persons; PROVIDED that Permitted Lien Collateral may be subject to Permitted Liens, except that First Lien Collateral shall not be subject to Eligible Credit Facility Liens.

     4.2 CHANGE OF NAME, IDENTITY, CORPORATE STRUCTURE, CHIEF EXECUTIVE OFFICES, OR LOCATION OF INVENTORY AND EQUIPMENT. The Company will not change its name, identity, corporate structure or the location of its chief executive offices (as specified in Section 3.3 hereof) or location of its Inventory or (subject to
Section 4.12 hereof) Equipment constituting Collateral without (i) giving the Collateral Agent at least thirty (30) days' prior written notice clearly describing such new name, identity, corporate structure or new location and providing such other information in connection therewith as the Collateral Agent may reasonably request, and (ii) taking all action necessary and reasonably satisfactory to the Collateral Agent, as may be required by law or as the Collateral Agent may reasonably request, to maintain the security interest of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected with the same or better priority than exists on the date hereof and in full force and effect. All Accounts Receivable, Chattel Paper, Documents and Records of the Company will continue to be maintained at, and controlled and directed (including, without limitation, for general accounting purposes) from, such chief executive office or a location identified as a location at which Accounts Receivable, Chattel Paper, Documents or Records are maintained, controlled and directed on Schedule 3.3, or such new locations as the Company may establish in accordance with this Section 4.2.

     4.3 MAINTAIN RECORDS. The Company will keep and maintain at its own cost and expense satisfactory and complete records of the Collateral, including, but not limited to, the originals of all documentation with respect to all Accounts Receivable and records of all payments received and all credits granted on the Accounts Receivable, and all other dealings therewith.

     4.4 RIGHT OF INSPECTION. The Collateral Agent, any authorized representative of the Collateral Agent and any authorized representative of any Holder or Holders of 25% or more aggregate principal amount of the Notes shall at all times have reasonable access during normal business hours and upon reasonable notice to the Company to all the books, correspondence and records of the Company relating to the Collateral, and the Collateral Agent and its representative and any such representative of a Holder or Holders may examine the same, take extracts therefrom and make photocopies thereof, and the Company agrees to render the Collateral Agent and any such representative of a Holder or Holders, at the cost and expense of the Company, such clerical and other assistance as may be reasonably requested with regard thereto.

     4.5 PAYMENT OF OBLIGATIONS. The Company will pay, prior to the date when material penalties would attach thereto, all taxes, assessments and governmental charges or levies imposed upon the Collateral, as well as all claims of any kind (including, without limitation, claims for labor, materials, supplies and services) against or with respect to the Collateral, except that no such tax, assessment, charge, claim or levy need be paid if (i) the validity thereof is being contested in good faith by appropriate proceedings properly instituted and diligently conducted for which adequate reserves, to the extent required under GAAP, have been taken and (ii) such proceedings do not involve, in the reasonable opinion of the Collateral Agent, any material danger of the sale, forfeiture or loss of any of the Collateral or any interest therein.

     4.6 NEGATIVE PLEDGE. (a) The Company will not create, incur or permit to exist, and will defend the Collateral against, and will take such other action as is necessary to remove, any Lien or claim on or to the Collateral, other than the Security Interests created hereby and, in the case of Permitted Lien Collateral, Permitted Liens (except that the Company will not create, incur or permit to exist, will defend against, and will take such other action as is necessary to remove, in the case of First Lien Collateral, any Eligible Credit Facility Liens).

     (b) Without limiting the generality of the foregoing subparagraph (a), the Company expressly covenants that it will not create, incur or permit to exist, will defend against, and will take such other action as is necessary to remove, any Lien (other than Permitted Liens) or claim on or to any Equipment or Goods presently or hereafter located or used at the Distribution Center, the Manufacturing Facility and the Headquarters and each item of personal property listed on Schedules 2.1(a)(iii), (iv) and (v), including, without limitation, any Lien or claim based upon an assertion that any item of such property is a fixture or an appurtenance to the premises or otherwise has become property of, or subject to an interest of, a landlord.

     4.7 LIMITATIONS ON DISPOSITIONS OF COLLATERAL. The Company will not sell, transfer, lease or otherwise dispose of any of the Collateral, or attempt, offer or contract to do so except (i) as permitted in Section 12.4 of the Indenture and (ii) so long as no Event of Default occurs and is continuing, obsolete Equipment and Equipment no longer useful to the business of the Company constituting Collateral in an amount less than $50,000 per year in the aggregate.

     (a) The Company hereby grants to the Collateral Agent, for the benefit of itself and the Holders, a security interest in and continuing first or second priority Lien, as applicable, on all of its right, title and interest in, to and under the Substitute Collateral, as defined in the Indenture, whether now owned or existing or hereafter acquired or arising, and wherever located, and shall deliver or cause to be delivered the items required under Section 12.2 of the Indenture to evidence perfection of a first or second priority perfected Lien, as applicable (in the case of Permitted Lien Collateral, subject to Permitted Liens, except that First Lien Collateral shall not be subject to Eligible Credit Facility Liens), in the Substitute Collateral by the Collateral Agent.

     (b) The Company agrees that the Substitute Collateral and its grant of the security interest therein as contemplated in Section 4.7(a) hereof shall be subject to all of the terms of this Security Agreement.

     4.8 PERFORMANCE BY THE COLLATERAL AGENT OF THE OBLIGATIONS OF THE COMPANY; REIMBURSEMENT. If the Company fails to perform or comply with any of its agreements contained herein the Collateral Agent may, without consent by the Company, perform or comply or cause performance or compliance therewith, and the reasonable expenses of the Collateral Agent incurred in connection with such performance or compliance, together with interest thereon at a rate per annum borne by the Notes, shall be payable by the Company to the Collateral Agent on demand and such reimbursement obligation shall be secured hereby.

     4.9 NO IMPAIRMENT. Except as expressly permitted herein or in the Indenture (including, without limitation, in the case of Permitted Lien Collateral, the creation of Permitted Liens, except that First Lien Collateral shall not be subject to Eligible Credit Facility Liens), the Company will not take or knowingly permit to be taken (to the extent of its power) any action which could impair the Collateral Agent's rights in the Collateral. The Company shall promptly notify the Collateral Agent of any changes in fact or circumstance represented or warranted by the Company or that could reasonably be expected to have a material adverse effect with respect to any material portion of the Collateral, of any material impairment of the Collateral and of any claim, action or proceeding affecting title to all or any of the Collateral, except any claims, actions or proceedings affecting title which in the aggregate during a one year period involve Equipment constituting Collateral with book value of less than $50,000.

     4.10 INSURANCE. The Company will maintain, with financially sound and reputable insurers reasonably acceptable to the Collateral Agent and licensed to do business in each state in which any of the Collateral covered by any policy is located, insurance against loss or damage to the extent that property of similar character is usually so insured by corporations similarly situated and owning like properties. With respect to the First Lien Collateral, and with respect to the Second Lien Collateral, except as limited by the rights of a Lender in the Second Lien Collateral, all policies of insurance shall (i) name the Collateral Agent as additional insured (with respect to liability insurance policies) or loss payee with a lender's loss payable endorsement, (ii) include waivers by the insurer of all claims for insurance premiums against the Collateral Agent, (iii) provide that any losses shall be payable to the Collateral Agent notwithstanding (A) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such policy by the Company, (B) any foreclosure or other proceedings or notice of sale relating to any Collateral insured thereunder, or (C) any change in the title to or ownership of any Collateral insured thereunder, and (iv) provide that no cancellation, termination or lapse in coverage thereof shall be effective until at least 30 days after receipt by the Collateral Agent of written notice thereof, except that the insurer may cancel such policies upon ten days written notice to the Collateral Agent if cancellation is for nonpayment of premium.

     4.11 INTELLECTUAL PROPERTY. (a) The Company will (i) continue to use or will make a good faith effort to commence use of each of the Trademarks on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists or as set forth in any intention to use application in order to maintain such Trademarks in full force throughout the world free from any claim of abandonment for non-use, (ii) maintain the quality of products offered under such Trademarks, (iii) employ such Trademarks with any appropriate notice of registration, (iv) not adopt or use any mark throughout the world which is confusingly similar or a colorable imitation of such Trademarks, unless the

Collateral Agent shall obtain a perfected security interest in such mark pursuant to this Security Agreement, and (v) not do any act or knowingly omit to do any act whereby any such Trademarks would be reasonably likely to become invalid or unenforceable.

     (b) The Company (i) will not do any act, or omit to do any act, whereby any registered Copyrights or Trademarks may become invalid, unenforceable, abandoned or dedicated, (ii) will not print, reproduce, publish or distribute any work which is substantially similar to such Copyrights unless the Collateral Agent shall obtain a perfected security interest in such work pursuant to this Security Agreement, and (iii) will take any and all steps necessary to maintain such Copyrights and registrations therefor throughout the world.

     (c) The Company will notify the Collateral Agent promptly if it knows or could reasonably be expected to know, that any application or registration relating to any Trademarks or Copyrights may become abandoned or dedicated, and of any adverse determination or material adverse development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal throughout the world) regarding the Company's ownership of any such Trademarks or Copyrights or its right to register the same or to keep and maintain the same.

     (d) The Company agrees that, in the event that it shall at any time and from time to time obtain an ownership interest in any trademark or copyright related to Christmas Classics, Lone Ranger or Underdog, or become a party to any copyright or trademark agreement or contract related to Christmas Classics, Lone Ranger or Underdog, the provisions of Section 2.1 hereof shall automatically apply thereto and any such trademark, copyright, agreement or contract shall automatically become part of the Collateral.

     (e) Whenever the Company, either by itself or through any agent, employee or designee, shall file an application for the registration of any Trademark with the United States Patent and Trademark Office or in any country throughout the world, or for the registration of any Copyright with the United States Copyright Office, or shall acquire any such trademark or copyright, the Company shall report such filing or acquisition to the Collateral Agent within twenty Business Days after the last day of the fiscal quarter in which such filing or acquisition occurs and shall promptly execute and deliver any and all agreements, instruments, documents, and papers as may be necessary (or as the Collateral Agent otherwise may request) to evidence the Collateral Agent's security interest in any such trademark or copyright, and the goodwill and general intangibles of the Company relating thereto or represented thereby.

     (f) The Company will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, or any court or tribunal throughout the world, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the Trademarks and Copyrights throughout the world and participate in opposition, cancellation, infringement and misappropriation proceedings throughout the world.

     (g) In the event that any of the Trademarks or Copyrights is infringed or misappropriated by a third party, the Company shall promptly notify the Collateral Agent of such infringement or misappropriation and shall promptly sue for infringement or misappropriation, to seek injunctive relief where appropriate and seek to recover any and all damages for such infringement or misappropriation, or take such other actions as the Company or Collateral Agent shall reasonably deem appropriate under the circumstances to protect such Trademarks or Copyrights.

     4.12 EQUIPMENT. The Company shall maintain the Equipment constituting Collateral in good and working condition, subject to ordinary wear and tear and consistent with current business practice, free of all Liens, except Permitted Liens (other than Eligible Credit Facility Liens), and shall not remove or relocate any Equipment constituting Collateral except as provided herein, except that any vehicles or rolling stock intended to be mobile may be so used to the extent that all necessary and appropriate actions have been taken and filings made to perfect a first priority security interest therein in favor of the Collateral Agent for its benefit and the ratable benefit of the Holders.

     4.13 ASSEMBLY OF TENANT'S PROPERTY. With respect to items of personal property and fixtures owned by the Company which are "Tenant's Property" under
Section 4.01 of the Headquarters Lease, if an Event of Default occurs and is continuing, the Company covenants to remove such items of personal property and fixtures owned by the Company from the Headquarters and to deliver the same to the Collateral Agent upon the request of the Collateral Agent in accordance with the terms of Section 6.2 hereof.


                                    ARTICLE V

                                POWER OF ATTORNEY

     The Company hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Company and in the name of the Company, from time to time in the Collateral Agent's discretion, for the purpose of carrying out the terms of this Security Agreement, to take any and all appropriate action, and to execute in any appropriate manner any and all documents and instruments which may be necessary to accomplish the purposes of this Security Agreement. This power of attorney is a power coupled with an interest and shall be irrevocable until termination of this Security Agreement pursuant to Section 7.7 hereof.

                                   ARTICLE VI

                          REMEDIES; RIGHTS UPON DEFAULT

     6.1 RIGHTS AND REMEDIES GENERALLY. If an Event of Default occurs and is continuing, then and in every such case, the Collateral Agent shall have all the rights of a secured party under the UCC, shall have all rights now or hereafter existing under all other applicable laws, and, subject to any mandatory requirements of applicable law then in effect, shall have all the rights set forth in this Security Agreement and all the rights set forth with respect to the Collateral or this Security Agreement in any other agreement between the parties.

     6.2 ASSEMBLY OF COLLATERAL. If an Event of Default occurs and is continuing, upon written notice to the Company, the Company shall forthwith, at its own expense, and to the extent commercially practicable, assemble the Collateral (or from time to time any portion thereof) and make it available to the Collateral Agent at any place or places designated by the Collateral Agent which is reasonably convenient to both parties.

     6.3 DISPOSITION OF COLLATERAL. If an Event of Default occurs and is continuing, the Collateral Agent will determine the circumstances and manner in which the Collateral will be disposed of, including, but not limited to, the determination of whether to foreclose on the Collateral if an Event of Default occurs and is continuing. The Collateral Agent will give the Company reasonable written notice of the time and place of any public sale of the Collateral or any part thereof or of the time after which any private sale or any other intended disposition thereof is to be made. The Company agrees that the requirements of reasonable notice to it shall be met if such notice is delivered to its address specified in and in accordance with Section 7.3 hereof (or such other address that the Company may provide to the Collateral Agent in writing) at least ten days before the time of any public sale or after which any private sale may be made.

     6.4 PROCEEDS. If an Event of Default occurs and is continuing, (i) all proceeds and distributions on the Collateral received by the Company shall be held in trust for the Collateral Agent, segregated from other funds of the Company in a separate deposit account containing only such proceeds and distributions, and shall forthwith upon receipt thereof, be turned over to the Collateral Agent in the same form received (appropriately endorsed or assigned to the order of the Collateral Agent or in such other manner as shall be satisfactory to the Collateral Agent) and (ii) any and all such proceeds and distributions received by the Collateral Agent (whether from the Company or otherwise), or any part thereof, may, in the sole discretion of the Collateral Agent, be held by the Collateral Agent in a separate account as Collateral hereunder and/or then or at any time or from time to time thereafter, be applied by the Collateral Agent against the Obligations (whether matured or unmatured) and related expenses, including attorney's fees as provided in Section 6.6 hereof.

     6.5 RECOURSE. The Company shall pay or remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to satisfy the Obligations. The Company shall also be liable for all reasonable expenses of the Collateral

Agent incurred in connection with collecting such deficiency, including, without limitation, the reasonable fees and disbursements of any attorneys employed by the Collateral Agent to collect such deficiency.

     6.6 EXPENSES; ATTORNEYS FEES. The Company shall pay or reimburse the Collateral Agent for all its reasonable expenses in connection with the exercise of its rights hereunder, including, without limitation, (i) all reasonable attorneys' fees and reasonable legal expenses incurred by the Collateral Agent and (ii) all filing fees and related expenses contemplated by Section 4.1 hereof. Expenses of retaking, holding, preparing for sale, selling or the like shall include the reasonable attorneys' fees and reasonable legal expenses of the Collateral Agent. All such expenses shall be secured hereby.

     6.7 LIMITATION ON DUTIES REGARDING PRESERVATION OF COLLATERAL.

     (a) The Collateral Agent's sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under
Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account;

     (b) The Collateral Agent shall have no obligation to take any steps to preserve rights against prior parties to any Collateral; and

     (c) Neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligations to sell or otherwise dispose of any Collateral upon the request of the Company or otherwise, except with respect to actions taken or omitted with negligence, willful misconduct or in bad faith.

     6.8 GRANT OF LICENSE TO USE COPYRIGHT AND TRADEMARK COLLATERAL.

     (a) For the purposes of enabling the Collateral Agent to exercise its rights and remedies under Article VI hereof at such time as the Collateral Agent, without regard to this Section 6.8(a), shall be lawfully entitled to exercise such rights and remedies, the Company hereby grants, effective upon the occurrence and during the continuance of an Event of Default, to the Collateral Agent an irrevocable (until cure, waiver or other satisfaction of such Event of Default), non-exclusive license (exercisable without payment of royalty or other compensation to the Company) to use, license or sublicense any Copyright, now owned or hereafter acquired by the Company, throughout the world, PROVIDED that such license will automatically terminate upon the termination of this Security Agreement pursuant to Section 7.7 hereof.

     (b) For the purposes of enabling the Collateral Agent to exercise its rights and remedies under Article VI hereof at such time as the Collateral Agent, without regard to this Section 6.8(b), shall be lawfully entitled to exercise such rights and remedies, the Company hereby grants, effective upon the occurrence and during the continuance of an Event of Default, to the Collateral Agent an irrevocable (until cure, waiver or other satisfaction of such Event of Default), non-exclusive license (exercisable without payment of royalty or other compensation to the Company) to use, license or sublicense any Trademark, now owned or hereafter acquired by the Company, throughout the world, PROVIDED that such license will automatically terminate upon the termination of this Security Agreement pursuant to Section 7.7 hereof.

     6.9 LIMITATIONS WITH RESPECT TO RESTRICTED COLLATERAL. Notwithstanding anything to the contrary contained herein, the Collateral Agent shall not dispose of any Restricted Collateral except (i) on terms regarding sale and distribution acceptable to Disney and (ii) where, out of the proceeds therefor, the Collateral Agent shall deduct therefrom and pay to Disney an amount equal to the royalty due to Disney out of the proceeds of such sale, in each case as determined by Disney pursuant to and in accordance with the License Agreement. The Collateral Agent may, prior to taking any other action with respect to any Collateral, require the advice of Disney or the Company as to what Collateral constitutes Restricted Collateral.

                                   ARTICLE VII

                                  MISCELLANEOUS

     7.1 INDEMNITY. The Company agrees to indemnify, reimburse and hold the Collateral Agent and its officers, directors, employees, representatives and agents ("Indemnitees") harmless from any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs or expenses or disbursements (including reasonable attorneys' fees and expenses) of whatsoever kind or nature ("Losses") which may be imposed on, asserted against or incurred by any of the Indemnitees in any way relating to or arising out of this Security Agreement or the transactions contemplated hereby, except to the extent that such Losses are caused by the negligence or bad faith of such Indemnitees as determined by a final judgment of a court of competent jurisdiction. The obligations of the Company under this Section shall be secured hereby and shall survive payment and performance or discharge of the Obligations and the termination of this Security Agreement.

     7.2 GOVERNING LAW. THIS SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS).

     7.3 NOTICES. Except as otherwise expressly provided herein, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy, telex, or cable communication), and shall be deemed to have been duly given or made when delivered by hand, or five days after being deposited in the United States mail, postage prepaid, or, in the case of telex notice, when sent, answer-back received, or in the case of telecopy notice, when sent, or in the case of a nationally recognized overnight courier service, one business day after delivery to such courier service, addressed, in the case of each party hereto to the following address, or to such other address as may be designated by any party in a written notice to the other party hereto:

                  IF TO THE COMPANY:

                           Golden Books Publishing Company, Inc.
                           888 Seventh Avenue
                           New York, New York  10106-4100
                           Attention:  Philip Galanes, General Counsel
                           Telephone:  (212) 547-4466
                           Facsimile:  (212) 547-6771

                  WITH A COPY TO:

                           Cahill Gordon & Reindel
                           80 Pine Street
                           New York, New York  10005
                           Attention:  Michael Becker, Esq.
                           Telephone:  (212) 701-3000
                           Facsimile:  (212) 269-5420

                  IF TO THE COLLATERAL AGENT:

                           Marine Midland Bank
                           Corporate Trust Services
                           140 Broadway, 12th Floor
                           New York, New York 10005-1180
                           Attention:  Corporate Trust Department
                           Telephone:  (212) 658-6433
                           Facsimile:  (212) 658-6425

                  WITH A COPY TO:

                           Pryor Cashman Sherman & Flynn LLP
                           410 Park Avenue
                           New York, New York 10022
                           Attention:  Eric M. Hellige, Esq.
                           Telephone:  (212) 421-4100
                           Facsimile:  (212) 326-0806

     7.4 SUCCESSORS AND ASSIGNS. This Security Agreement shall be binding upon and inure to the benefit of the Company, the Collateral Agent, all future holders of the Obligations and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Security Agreement without the prior written consent of the Collateral Agent or as otherwise permitted by the Indenture.

     7.5 WAIVERS AND AMENDMENTS. None of the terms or provisions of this Security Agreement may be waived, amended, supplemented or otherwise modified except in accordance with the terms of Article Nine of the Indenture and, in the case of amendments, supplements and other modifications affecting the rights of Lenders under Paragraph 2.1(b), including, without limitation, definitions relating thereto that affect such rights, with the written consent of Lenders, as Lenders are third party beneficiaries under such paragraph. In the case of any waiver, the Company and the Collateral Agent shall be restored to their former position and rights hereunder and under the outstanding Obligations, and any Default or Event of Default waived shall be deemed to be cured and not continuing, but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

     7.6 NO WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of the Collateral Agent in exercising any right, power or privilege hereunder and no course of dealing between the Company and the Collateral Agent shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy which the Collateral Agent would otherwise have on any future occasion. The rights and remedies herein expressly provided are cumulative and may be exercised singly or concurrently and as often and in such order as the Collateral Agent deems expedient and are in addition to any other rights and remedies that the Collateral Agent would otherwise have whether by security agreement or now or hereafter existing under applicable law. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Collateral Agent to any other or future action in any circumstances without notice or demand.

     7.7 TERMINATION; RELEASE. When the Obligations have been completely paid and performed in full in accordance with Section 10.1 of the Indenture, this Security Agreement shall terminate, and the Collateral Agent, at the request and sole expense of the Company, and subject to and in accordance with the applicable terms of the Indenture, will execute and deliver to the Company the proper instruments (including, without limitation, UCC termination statements) acknowledging the termination of this Security Agreement, and will duly assign, transfer and deliver to the Company, without recourse, representation or warranty of any kind whatsoever, such of the Collateral as may be in possession of the Collateral Agent and that has not theretofore been disposed of, applied or released, all in accordance with the terms and conditions of the Indenture and the Collateral Agreements. In addition, so long as no Default or Event of Default is continuing (with respect to a Released Interest other than in connection with the immediately preceding sentence), the Collateral Agent, at the request and sole expense of the Company, will execute and deliver to the Company the proper instruments to effect the release of the Released Interests in compliance with Section 12.4 of the Indenture.

     7.8 HEADINGS DESCRIPTIVE. The headings of the several sections and subsections of this Security Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Security Agreement.

     7.9 SEVERABILITY. In case any provision in or obligation under this Security Agreement or the Obligations shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

     7.10 COUNTERPARTS. This Security Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Security Agreement by signing any such counterpart.

     7.11 TRUSTEE CAPACITY. In acting as Collateral Agent hereunder, the Collateral Agent shall benefit from and be entitled to all of the protections and benefits of the terms set forth in Articles Six and Twelve of the Indenture.

     IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed and delivered as of the date first above written.


                               GOLDEN BOOKS PUBLISHING COMPANY INC.

                               By:  /s/ John C. Ferrara
                                    -------------------------------------
                                    Name:  John C. Ferrara
                                    Title: Chief Financial Officer


                               MARINE MIDLAND BANK, as Collateral Agent

                               By:  /s/ Frank J. Godino
                                    -------------------------------------
                                    Name:  Frank J. Godino
                                    Title: Vice President

                                 SCHEDULE 1.1(a)
                               CHRISTMAS CLASSICS


The "Christmas Classics" shall mean:

1. All of the Company's proprietary rights in the properties listed in the table below, in whole or in part, all copyrights therein, in whole or in part, whether registered or unregistered, and whether or not the underlying works of authorship have been published, and all works of authorship and other rights therein or derived therefrom, and all Records relating thereto; and all right, title and interest to make and exploit all derivative works based upon or adopted from works, now owned or hereafter acquired, covered by such copyrights, copyright registrations, copyright applications and proprietary rights, and any renewals or extensions thereof, including, without limitation, (a) the right to print, reproduce, publish and distribute any of the foregoing, (b) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (c) all income, royalties, damages and other payments now or hereafter due and/or payable with respect thereto (including, without limitation, payments under all agreements and contracts entered into in connection therewith, and damages and payments for past or future infringements thereof), and (d) all rights of the Company corresponding thereto throughout the world and all other rights of any kind whatsoever of the Company accruing thereunder or pertaining thereto, including, but not limited to, the following:

              PROPERTY                           REGISTRATION NO.                        RENEWAL NO.

Rudolf the Red Nosed Reindeer          PA 393-260; registered 12/6/83        RE 578-253; renewed in 1992

Frosty the Snowman                     PA 393-253; registered 12/3/69        RE 752-663; renewed 1/10/97

Santa Claus Is Coming to Town          PA 395-212; registered 12/13/70       not yet renewed

The Little Drummer Boy                 PA 392-705; registered                 RE 735-831; renewed 4/22/96
                                       6/l/68

Frosty Returns                         the exclusive and perpetual right to distribute and subdistribute throughout the world a one-half hour animated program presently entitled
                                       FROSTY RETURNS, subject to all of the terms and conditions of an agreement dated as of November 28, 1989, as amended, between T.E.
                                       Acquisition Company, Inc. and CBS; Memorandum of Transfer as recorded in the Copyright Office on March 15, 1993 in Volume 2879 at pages 107 -108.

(hereinafter collectively referred to as "the Scheduled Copyrights 1.(a)").

2. All agreements and contracts now owned or hereafter acquired, throughout the world, with any other Person, in connection with or referring to, in whole or in part, any of the rights set forth in paragraph 1 of this schedule.

3. All trademarks, service marks, trade names, trade dress or other indicia of trade origin relating to or used in connection with the Scheduled Copyrights 1.1(a) set forth in paragraph 1 of this schedule, in whole or in pail, including any trademark and service mark registrations, and applications for trademark or service mark registrations and any renewals thereof, and all Records relating thereto, throughout the world, now owned or hereafter acquired, including, without limitation, (a) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (b) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all agreements and contracts entered into in connection therewith, and damages and payments for past or future infringements thereof), and (c) the right to use and register and all rights corresponding thereto and all other rights of any kind whatsoever of the Company accruing thereunder or pertaining thereto, together, in each case, with the goodwill of the business connected with the use of, and symbolized by, each such trademark, service mark, trade name, trade dress or other indicia of trade origin (hereinafter collectively referred to as "the Scheduled Trademarks 1. 1 (a)"). The term "the Scheduled Trademarks 1.1(a)" as used herein shall not include any trademarks, service marks, trade names, trade dress or other indicia of origin that are used solely to identify the Company, including, but not limited to, GOLDEN BOOKS, the G Design and the distinctive gold spine.

4. All agreements and contracts now owned or hereafter acquired, throughout the world, with any other Person in connection with or referring to, in whole or in part, any of the rights set forth in paragraph 3 of this schedule.

                                 SCHEDULE 1.1(b)
                                   LONE RANGER


The "Lone Ranger" shall mean:

1. All of the Company's proprietary rights in the properties listed in the attached Schedule of Copyrights, in whole or in part, all copyrights therein, in whole or in part, whether registered or unregistered, and whether or not the underlying works of authorship have been published, and all works of authorship and other rights therein or derived therefrom, and all Records relating thereto; and all right, title and interest to make and exploit all derivative works based upon or adopted from works, now owned or hereafter acquired, covered by such copyrights, copyright registrations, copyright applications and proprietary rights, and any renewals or extensions thereof, including, without limitation, (a) the right to print, reproduce, publish and distribute any of the foregoing, (b) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (c) all income, royalties, damages and other payments now or hereafter due and/or payable with respect thereto (including, without limitation, payments under all agreements and contracts entered into in connection therewith, and damages and payments for past or future infringements thereof), and (d) all rights of the Company corresponding thereto throughout the world and all other rights of any kind whatsoever of the Company accruing thereunder or pertaining thereto, including, but not limited to, the copyrights set forth in the Schedule of Copyrights annexed hereto (hereinafter collectively referred to as "the Scheduled Copyrights 1. 1 (b)").

2. All agreements and contracts now owned or hereafter acquired, throughout the world, with any other Person, in connection with or referring to, in whole or in part, any of the rights set forth in paragraph 1 of this schedule.

3. All trademarks, service marks, trade names, trade dress or other indicia of trade origin relating to or used in connection with the Scheduled Copyrights 1.1(b) set forth in paragraph 1 of this schedule, in whole or in part, including any trademark and service mark registrations, and applications for trademark or service mark registrations and any renewals thereof, and all Records relating thereto, throughout the world, now owned or hereafter acquired, including, without limitation, (a) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (b) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all agreements and contracts entered into in connection therewith, and damages and payments for past or future infringements thereof), and (c) the right to use and register and all rights corresponding thereto and all other rights of any kind whatsoever of the Company accruing thereunder or pertaining thereto, together, in each case, with the goodwill of the business connected with the use of, and symbolized by, each such trademark, service mark, trade name, trade dress or other indicia of trade origin, including, but not limited to, those set forth in the Schedule of Trademarks annexed hereto (hereinafter collectively referred to as "the Scheduled Trademarks 1.1(b)"). The term "the Scheduled Trademarks 1.1(b)" as used herein shall not include any trademarks, service marks, trade names, trade dress or other indicia of origin that are used solely to identify the Company, including, but not limited to, GOLDEN BOOKS, the G Design and the distinctive gold spine.

4. All agreements and contracts now owned or hereafter acquired, throughout the world, with any other Person, in connection with or referring to, in whole or in part, any of the rights set forth in paragraph 3 of this schedule.

                                            LONE RANGER Trademarks


Country            Mark                           Reg. No./(Appl. No.)     Reg. Date/(Filing Date)     Class

USA                LONE RANGER                                850,146                      6/4/68                28
                   LONE RANGER                              2,116,491                    11/25/97                25
                   THE LONE RANGER                          1,314,682                     1/15/85                21
                   THE LONE RANGER                            770,539                     5/26/64                41
                   THE LONE RANGER                            365,670                     3/14/39                16
                   LONE RANGER                           (74/370,704)                   (3/22/93)                 9
                   LONE RANGER                           (74/366,207)                    (3/9/93)                16
                   LONE RANGER                           (74/390,778)                   (5/17/93)                28
                   LONE RANGER                           (75/131,669)                    (7/9/96)                 3
                   SILVER                                   1,802,750                     11/2/93                21
                   Lone Ranger Theme Music               (74/639,801)                   (2/22/95)                41
                   Lone Ranger Theme Music               (74/639,802)                   (2/22/95)                 9
Australia          LONE RANGER                                A337415                     1/14/58                16
                   LONE RANGER                                A337416                      9/4/79                28
                   LONE RANGER &                              Al35276                     1/14/58                16
                   Design
                   LONE RANGER &                              Al35277                     1/14/79                29
                   Design
                   LONE RANGER &                              A267698                     1/14/58                30
                   Design
                   LONE RANGER &                              A267699                     1/14/58                31
                   Design
                   LONE RANGER &                              A267700                     1/14/58                32
                   Design
Austria            LONE RANGER                                 135808                     5/15/91     9,16,25,28,30
Benelux            LONE RANGER                                 302514                      2/2/71        9,16,25,28
Canada             LONE RANGER                                 164396                      8/l/69
                   LONE RANGER                                 262736                     10/2/81
                   LONE RANGER                                 320299                     11/7/86
                   THE LONE RANGER                             306644                      9/6/85
                   HI-YO-SILVER                                320949                    11/21/86
                   TONTO                                       320950                    11/21/86
Denmark            LONE RANGER                               271/1983                     1/28/83        9,16,25,28
Finland            LONE RANGER                                  81353                     4/20/82              9,16
France             THE LONE RANGER                            1511443                     1/27/89     9,16,25,28,41
UK                 LONE RANGER                                1120271                      9/7/86                14
                   LONE RANGER                                 769768                     10/3/78                16
                   LONE RANGER                                 769769                     10/3/78                30
                   LONE RANGER                                 683037                    10/10/49                28
                   LONE RANGER                                1147875                     1/30/81                14
                   LONE RANGER                                2043434                     11/3/95                 9
                   LONE RANGER                              (2017896)                   (4/19/95)                25
                   HI-YO SILVER                               1304179                     8/28/90                 9
                   TONTO                                      1318390                     8/10/87                 9
Germany            LONE RANGER                                 871678                     1/23/88              9,16
Greece             LONE RANGER                                  53414                      9/8/81                28
Hong Kong          LONE RANGER                               943/1980                      9/7/79                28
                   LONE RANGER                               944/1980                      9/7/79                30
                   THE LONE RANGER                           946/1980                      9/7/79                16
                   THE LONE RANGER                           945/1980                      9/7/79                 9
                   TONTO                                    2575/1988                     3/27/87                 9


                                     Page 1

India              LONE RANGER                                 353470                     9/13/79                28
                   THE LONE RANGER                             353471                     9/13/79                 9
                   THE LONE RANGER                             353472                     9/13/79                16
Ireland            LONE RANGER                                  96793                      9/6/79                28
                   THE LONE RANGER                              96792                      9/6/79                16
                   THE LONE RANGER                              96791                      9/6/79                 9
Israel             LONE RANGER                                  48595                     9/10/79                14
                   LONE RANGER                                  48598                     9/10/79                28
                   LONE RANGER                                  48597                     9/10/79                25
                   THE LONE RANGER                              48596                     9/10/79                16
                   THE LONE RANGER                              48594                     9/10/79                 9
Italy              LONE RANGER                                 268078                     2/28/73        9,16,25,28
                   LONE RANGER                                 378918                    11/15/85             14,30
Jamaica            LONE RANGER                                  21137                     9/26/79                28
                   THE LONE RANGER                              21307                     9/26/79                 9
                   THE LONE RANGER                              20008                     9/26/79                16
Japan              LONE RANGER                                2284319                    11/30/90                 9
                   LONE RANGER                                2243395                     7/30/90                28
                   LONE RANGER                              (4141/94)                   (1/18/94)                16
                   HI-YO-SILVER                               2243613                     7/30/90                 9
                   TONTO                                      2243612                     7/30/90                16
                   HI-YO-SILVER                                157739                      8/2/88                 9
                   TONTO                                       157719                      8/1/88                 9
Macao              THE LONE RANGER                               5469                      9/2/96                 9
New Zealand        LONE RANGER                                 129398                      9/3/79                30
                   LONE RANGER                                 129394                      9/3/79                14
                   LONE RANGER                                 129397                      9/3/79                28
                   LONE RANGER                                 129396                      9/3/79                25
                   THE LONE RANGER                             129393                      9/3/79                 9
                   THE LONE RANGER                             129395                      9/3/79                16
Norway             LONE RANGER                                 112827                     1/13/83        9,16,25,28
Peru               THE LONE RANGER                              99073                     8/26/92                 9
Portugal           LONE RANGER                                279636J                    10/20/93                28
                   THE LONE RANGER                            203713G                    12/12/94                 9
                   THE LONE RANGER                             279635                    10/20/93                16
Singapore          LONE RANGER                                  81975                      9/5/79                28
                   THE LONE RANGER                              81973                      9/5/79                 9
                   THE LONE RANGER                              81974                      9/5/79                16
Spain              EL LLANERO SOLITARIO                        989487                    11/20/82                28
                   LONE RANGER                                 917501                      7/5/80                25
                   THE LONE RANGER                             917414                      7/5/80                16
Sweden             LONE RANGER                                 177610                     7/31/81        9,16,25,28
                   LONE RANGER                                 159683                      6/3/77                28
Switzerland        LONE RANGER                                 306628                      9/5/79           9,16,28
Venezuela          LONE RANGER                               101990-f                     4/15/83                28
                   LONE RANGER                                 102211                     5/27/83                16
                   LONE RANGER                                 102794                      9/1/83                25
CTM                THE LONE RANGER                           (171850)                    (4/1/96)        9,16,25,28

                                 SCHEDULE 1.1(c)
                                    UNDERDOG


"Underdog" shall mean:

1. All of the Company's proprietary rights in the animated series "Underdog" and the property registered in the United States Copyright Office on 4/29/83 by Registration No. PA 301-494, and renewed on 10/16/89 by Renewal No. RE 442-154, in whole or in part, all copyrights therein, in whole or in part, whether registered or unregistered, and whether or not the underlying works of authorship have been published, and all works of authorship and other rights therein or derived therefrom, and all Records relating thereto; and all right, title and interest to make and exploit all derivative works based upon or adopted from works, now owned or hereafter acquired, covered by such copyrights, copyright registrations, copyright applications and proprietary rights, and any renewals or extensions thereof, including, without limitation, (a) the right to print, reproduce, publish and distribute any of the foregoing, (b) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (c) all income, royalties, damages and other payments now or hereafter due and/or payable with respect thereto (including, without limitation, payments under all agreements and contracts entered into in connection therewith, and damages and payments for past or future infringements thereof), and (d) all rights of the Company corresponding thereto throughout the world and all other rights of any kind whatsoever of the Company accruing thereunder or pertaining thereto, including, but not limited to, "Underdog", registered in the United States Copyright Office on 4/29/83 by Registration No. PA 301-494, and renewed on 10/16/89 by Renewal No. RE 442-154 (hereinafter collectively referred to as "the Scheduled Copyrights 1.1(c)").

2. All agreements and contracts now owned or hereafter acquired, throughout the world, with any other Person, in connection with or referring to, in whole or in part, any of the rights set forth in paragraph 1 of this schedule.

3. All trademarks, service marks, trade names, trade dress or other indicia of trade origin relating to or used in connection with the Scheduled Copyrights 1.1(c) set forth in paragraph 1 of this schedule, in whole or in part, including any trademark and service mark registrations, and applications for trademark or service mark registrations and any renewals thereof, and all Records relating thereto, throughout the world, now owned or hereafter acquired, including, without limitation, (a) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (b) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all agreements and contracts entered into in connection therewith, and damages and payments for past or future infringements thereof), and (c) the right to use and register and all rights corresponding thereto and all other rights of any kind whatsoever of the Company accruing thereunder or pertaining thereto, together, in each case, with the goodwill of the business connected with the use of, and symbolized by, each such trademark, service mark, trade name, trade dress or other indicia of trade origin, including, but not limited to, the following:

                    TRADEMARK                 REGISTRATION / APPLICATION NO.

                DESIGN (Underdog)             Application No. 75/167,392
                DESIGN (Underdog)             Application No. 75/167,388
                DESIGN (Underdog)             Application No. 75/167,387
                DESIGN (Underdog)             Application No. 75/167,386
                UNDERDOG                      Registration No. 2,145,933
                UNDERDOG                      Application No. 75/167,390
                UNDERDOG                      Application No. 75/167,385
                UNDERDOG                      Application No. 75/167,383

         (hereinafter collectively referred to as "the Scheduled Trademarks 1.1(c)"). The term "the Scheduled Trademarks 1.1(c)" as used herein shall not include any trademarks, service marks, trade names, trade dress or other indicia of origin that are used solely to identify the Company, including, but not limited to, GOLDEN BOOKS, the G Design and the distinctive gold spine.

 4. All agreements and contracts now owned or hereafter acquired, throughout the world, with any other Person, in connection with or referring to, in whole or in part, any of the rights set forth in paragraph 3 of this schedule.

                                                              Schedule 2.1(a)(i)


               EXCLUDED COPYRIGHT LICENSES AND TRADEMARK LICENSES


1. Agreement dated December 26, 1995 between Golden Books Entertainment Group and Fox Family Films concerning the development and possible production of a theatrical motion picture project entitled "The Lone Ranger" to the extent that said agreement is not assignable by the Company (except that all proceeds payable to the Company under the Agreement are not excluded).

                                                                       Exhibit D

                                Mortgagee Waiver


                                                                    June 2, 1998

Marine Midland Bank, as Trustee
Corporate Trust Services
140 Broadway, 12th Floor
New York, New York  10005-1180

Attention:  Corporate Trust Department

            Re:  Golden Books Publishing Company, Inc. (the "Company")

Gentlemen:

     NATIONSCREDIT COMMERCIAL CORPORATION, THROUGH ITS NATIONSCREDIT COMMERCIAL FUNDING DIVISION ("Lender"), wishes to inform you that Lender and the Company have entered, or may enter, into various agreements, instruments and documents, including a Loan and Security Agreement of even date herewith and related loan documents (collectively, the "Financing Agreements") providing for loans and advances by Lender to or for the benefit of the Company, to be secured by security interests in certain of the Company's assets, as described on Exhibit A hereto and hereafter acquired property of the same nature (the "Collateral"). The Company has indicated that certain of the Collateral may, from time to time, be located on the premises commonly known as 803 North Engelwood Drive, Crawfordsville, Indiana (the "Premisies"). Lender has been informed that you are the Trustee under the Indenture dated as of September 15, 1992 among the Company, certain guarantors and you, as Trustee, governing the Company's 7.65% Senior Notes due 2002 (the "Notes"), and that the Notes are secured by a mortgage on the Premises (the "Mortgage"), which mortgage also grants to you a first priority lien upon all personal property located on the Premises other than the Collateral (the "Mortgage Collateral"), which lien Lender acknowledges to be superior in interest with respect to any interest Lender may have in the Mortgage Collateral. Lender further acknowledges that in the event of a default by the Company under any of the Financing Agreements, Lender shall have no rights with respect to the Mortgage Collateral or, if Lender shall have any rights with respect to the Mortgage Collateral, such rights shall be subordinate to any rights you may have with respect thereto in accordance with the Mortgage.

     As one of the conditions to making loans and advances to the Company, Lender requests that, if and to the extent that you shall be in possession of or otherwise in control of the Premises, you agree as follows:

     1. Upon reasonable notice to you, Lender may have access to the Premises for the purpose of reviewing all portions of any books and records located at the Premises relating to the Company, and exercising its rights under the Financing Agreements with respect to all Collateral contained thereon without any objection, delay, hindrance or interference by you; provided that Lender, is exercising its rights hereunder, shall minimize interference with the operation of the Premises.

     2. In the event of default by the Company under the Financing Agreements, Lender, upon three (3) business days written notice to you, which notice may be delivered to you at the address first set forth above by overnight courier, may remove the Collateral from the Premises without any objection, delay, hindrance or interference by you; provided that Lender, in exercising its rights hereunder, shall minimize interference with the operation of the Premises. In the event of such default and after having given such notice, Lender shall have the right, during normal business hours, to enter upon the Premises to assemble, appraise, display, remove, maintain, prepare for sale or lease, repair, lease, transfer and sell the Collateral.

     3. Lender shall repair any damage to the Premises caused by the removal of any property by Lender, and such removal shall be at Lender's expense.

     Please acknowledge your agreement to the terms of this letter by executing this letter in the space provided below and returning a copy to NationsCredit Commercial Corporation, through its NationsCredit Commercial Funding Division, 1177 Avenue of the Americas, 36th Floor, New York, New York 10036, Attention:
Nancy Kagan. This letter shall be binding upon, and inure to the benefit of, the successors and assigns of each party hereto.

                                Very truly yours,


                       NATIONSCREDIT COMMERCIAL CORPORATION,
                       THROUGH ITS NATIONSCREDIT COMMERCIAL FUNDING DIVISION


                       By /s/ Robert Bellish
                          --------------------------------------------
                       Its    Vice President
                          --------------------------------------------

Accepted and Agreed to this 2nd of
June, 1998


MARINE MIDLAND BANK, as Trustee


By /s/ Frank J. Godino
   ------------------------------------
   Frank J. Godino

Its Vice President
   ------------------------------------

                                 ACKNOWLEDGMENT


STATE OF NEW YORK                   )
                                    )SS.
COUNTY OF NEW YORK                  )


     I, Maureen P. Murphy, a Notary Public in and for and residing in said County and State, DO HEREBY CERTIFY THAT Frank J. Godino of Marine Midland Bank, a New York banking and Trust company, personally known to me to be the same person whose name is subscribed to the foregoing instruments, appeared before me this day in person and acknowledged that he signed and delivered said instrument as his own free and voluntary act as the free and voluntary act of said corporation for the uses and purposes therein set forth.

     GIVEN under my hand and notarial seal this 2nd day of June, 1998.


                                  /s/ Maureen P. Murphy
                                  -------------------------------------
                                  Notary Public

[Notarial Seal]
                                  My Commission Expires:

                                  3/30/99
                                  --------------------------------------

                                    EXHIBIT A
            MORTGAGEE WAIVER BETWEEN MARINE MIDLAND BANK, AS TRUSTEE
              AND NATIONSCREDIT COMMERCIAL CORPORATION, THROUGH ITS
                    NATIONSCREDIT COMMERCIAL FUNDING DIVISION


     All of Company's interest in the following, whether now owned or in existence or hereafter acquired or arising, wherever located, whether or not eligible for lending purposes:

          (i) any right to payment for goods sold or leased or for services rendered by Company's Children's Publishing Division which is not evidenced by an instrument or chattel paper, whether or not it has been earned by performance ("Accounts"), excluding Accounts relating to Company's Christmas Classics, Long Ranger and Underdog properties;

          (ii) all chattel paper and documents relating toe Company's Children's Publishing Division, excluding chattel paper and documents relating to Company's Christmas Classics, Lone Ranger and Underdog properties;

          (iii) all goods held for sale or lease or furnished or to be furnished under contracts of service in connection with Company's Children's Publishing Division, including all raw materials, work in process, finished goods, goods in transit and materials and supplies which are or might be used or consumed in a business or used in connection with the manufacture, packing, shipping, advertising, selling, or finishing of such goods, and all products of the foregoing, and shall include interests in goods represented by Accounts, returned, reclaimed or repossessed goods and rights as an unpaid vendor ("Inventory"), excluding all Inventory relating to Company's Christmas Classics, Lone Ranger and Underdog properties;

          (iv) all proceeds and products of all of the foregoing (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties for loss or any destruction of any of the foregoing; and

          (v) all books and records relating to any of the foregoing.

All terms used above, unless otherwise indicated, shall have the meanings provided by the Uniform Commercial Code as adapted and in effect in the State of Illinois on the date of this filing, to the extent such terms are defined therein.